MONTEAGLE FUNDS

AMENDMENT

TO THE COMPLIANCE SERVICES AGREEMENT

THIS AMENDMENT, effective as of June 27, 2020, to the Compliance Services Agreement dated November 1, 2019 (the “Agreement”), by and between MONTEAGLE FUNDS, a Delaware business trust (the “Trust”), and PJO HOLDINGS, LLC d/b/a INVESTMENT COMPANY SERVICES, a Texas limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Exhibit A to the Agreement to remove the Monteagle Quality Growth Fund and Monteagle Fixed Income Fund, an add the Monteagle Opportunity Equity Fund; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PJO HOLDINGS, LLC d/b/a INVESTMENT

MONTEAGLE FUNDS

COMPANY COMPLIANCE SERVICES, LLC

By: /s/ Paul B. Ordonio

By: /s/ Larry Anderson

Paul B. Ordonio

Larry Anderson, Trustee

AMENDED EXHIBIT A

to the

COMPLIANCE SERVICES AGREEMENT

by and between

INVESTMENT COMPANY COMPLIANCE SERVICES

&

MONTEAGLE FUNDS

June 27, 2020

SCHEDULE OF FUNDS OF TRUST FOR WHICH COMPLIANCE OFFICER IS

DESIGNATED AND APPOINTED TO THE POSITION OF CHIEF COMPLIANCE OFFICER

Fund Name	Date of Appointment
Monteagle Select Value Fund	November 1, 2019
The Texas Fund	November 1, 2019
Smart Diversification Fund	November 1, 2019
Monteagle Opportunity Equity Fund	June 1, 2020